UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2009

REMOTEMDX, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive
Suite 400
Sandy, Utah 84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Resignation of Director.

Effective February 1, 2009, the registrant, RemoteMDx, Inc., a Utah corporation (the “Company”) accepted the resignation of Peter McCall as a member of the Company’s Board of Directors.  Mr. McCall indicated that he was resigning to pursue other interests and that his resignation was not the result of any disagreement with the Company or any of its officers, directors or other members of its Board.

(c)  Appointment of John L. Hastings to the Board of Directors.

Effective February 1, 2009, following the resignation of Mr. McCall from his position as a member of the Board of Directors, the Board of Directors of the Company appointed John L. Hastings, III to serve the remainder of Mr. McCall’s current term as a member of the Board of Directors of the Company.  Mr. Hastings is also the Company’s President and Chief Operating Officer.  Mr. Hastings became President of the Company on June 19, 2008 and Chief Operating Officer in November 2008.  Mr. Hastings has worked for Nestle/Stouffer’s, Kraft/General Foods, Nissan Motor Acceptance Corp., NCR/Teradata, Unisys Corp. and VNU/AC Nielsen during his career.  He has also served on the boards of small entrepreneurial companies.  From 1998 through 2006, Mr. Hastings worked with VNU – AC Nielsen in several executive posts, last serving as its Senior Vice President and General Manager of Global Business Intelligence, reporting directly to the company’s Chief Executive Officer.  Upon acquisition and privatization of VNU in 2006, and until his appointment as President of RemoteMDx, Mr. Hastings served as the interim President and CEO of Klever Marketing, Inc., a Utah-based retail marketing company.  Mr. Hastings possesses a BA from Cal State University, Fullerton CA (1985) and an MBA from Pepperdine University, Malibu CA (1987).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTEMDX, INC.

By:	/s/ David G. Derrick
David G. Derrick Chief Executive Officer
(Principal Executive Officer)

Date: February 19, 2009